SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1) *

Daqo New Energy Corp.

(Name of Issuer)

American Depository Shares (ADS)

(Title of Class of Securities)

23703Q 10 4

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 23703Q 10 4	13G

1.	Names of Reporting Persons Granite Global Ventures III L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 475,424 ADS (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 475,424 ADS (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 475,424 ADS (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.8% (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures III L.L.C., Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 467,818 shares of American Depository Shares (“ADS”) held by Granite Global Ventures III L.P. and (ii) 7,606 shares of ADS held by GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 7,017,396 ADS of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2012.

CUSIP No. 23703Q 10 4	13G

1.	Names of Reporting Persons GGV III Entrepreneurs Fund L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 475,424 ADS (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 475,424 ADS (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 475,424 ADS (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.8% (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 467,818 shares of ADS held by Granite Global Ventures III L.P. and (ii) 7,606 shares of ADS held by GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 7,017,396 ADS of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2012.

CUSIP No. 23703Q 10 4	13G

1.	Names of Reporting Persons Granite Global Ventures III L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 475,424 ADS (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 475,424 ADS (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 475,424 ADS (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.8% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 467,818 shares of ADS held by Granite Global Ventures III L.P. and (ii) 7,606 shares of ADS held by GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 7,017,396 ADS of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2012.

CUSIP No. 23703Q 10 4	13G

1.	Names of Reporting Persons Scott B. Bonham
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Canada
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 475,424 ADS (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 475,424 ADS (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 475,424 ADS (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.8% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 467,818 shares of ADS held by Granite Global Ventures III L.P. and (ii) 7,606 shares of ADS held by GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 7,017,396 ADS of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2012.

CUSIP No. 23703Q 10 4	13G

1.	Names of Reporting Persons Hany M. Nada
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 475,424 ADS (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 475,424 ADS (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 475,424 ADS (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.8% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 467,818 shares of ADS held by Granite Global Ventures III L.P. and (ii) 7,606 shares of ADS held by GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 7,017,396 ADS of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2012.

CUSIP No. 23703Q 10 4	13G

1.	Names of Reporting Persons Thomas K. Ng
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 475,424 ADS (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 475,424 ADS (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 475,424 ADS (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.8% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 467,818 shares of ADS held by Granite Global Ventures III L.P. and (ii) 7,606 shares of ADS held by GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 7,017,396 ADS of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2012.

CUSIP No. 23703Q 10 4	13G

1.	Names of Reporting Persons Jixun Foo
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Singapore
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 475,424 ADS (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 475,424 ADS (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 475,424 ADS (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.8% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 467,818 shares of ADS held by Granite Global Ventures III L.P. and (ii) 7,606 shares of ADS held by GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 7,017,396 ADS of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2012.

CUSIP No. 23703Q 10 4	13G

1.	Names of Reporting Persons Glenn Solomon
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 475,424 ADS (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 475,424 ADS (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 475,424 ADS (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.8% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 467,818 shares of ADS held by Granite Global Ventures III L.P. and (ii) 7,606 shares of ADS held by GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 7,017,396 ADS of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2012.

CUSIP No. 23703Q 10 4	13G

1.	Names of Reporting Persons Jenny Lee
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Singapore
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 475,424 ADS (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 475,424 ADS (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 475,424 ADS (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.8% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 467,818 shares of ADS held by Granite Global Ventures III L.P. and (ii) 7,606 shares of ADS held by GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 7,017,396 ADS of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2012.

CUSIP No. 23703Q 10 4	13G

1.	Names of Reporting Persons Fumin Zhuo
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization People’s Republic of China
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,200 ADS representing 30,000 ordinary shares (4)
	6.	Shared Voting Power 475,424 ADS (2)
	7.	Sole Dispositive Power 1,200 ADS representing 30,000 ordinary shares (4)
	8.	Shared Dispositive Power 475,424 ADS (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 476,624 ADS (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.8% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 467,818 shares of ADS held by Granite Global Ventures III L.P. and (ii) 7,606 shares of ADS held by GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 7,017,396 ADS of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2012.
(4)	Mr. Zhuo, who serves as on the Board of Directors of the Issuer, has options to purchase 4,000 shares of ADS representing 100,000 ordinary shares of the Issuer’s Common Stock (the “Option Shares”). The Option Shares were granted on January 9, 2012 (“Vesting Commencement Date”). Thirty percent (30%) of the Option Shares will vest one (1) year following the Vesting Commencement Date, thirty percent (30%) of the Option Shares will vest two (2) years following the Vesting Commencement Date and the remaining forty percent (40%) will vest three (3) years following the Vesting Commencement Date.

CUSIP No. 23703Q 10 4	13G

1.	Names of Reporting Persons Jessie Jin
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization People’s Republic of China
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 475,424 ADS (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 475,424 ADS (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 475,424 ADS (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.8% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 467,818 shares of ADS held by Granite Global Ventures III L.P. and (ii) 7,606 shares of ADS held by GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 7,017,396 ADS of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2012.

CUSIP No. 23703Q 10 4	13G

Introductory Note: This statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of ADS of Daqo New Energy Corp. (the “Issuer”).

Item 1(a).	Name of Issuer:

Daqo New Energy Corp.

Item 1(b).	Address of Issuer’s Principal Executive Officers:

666 Longdu Avenue

Wanzhou, Chongqing 404000

People’s Republic of China

Item 2(a).	Name of Person(s) Filing:

Granite Global Ventures III L.P.

GGV III Entrepreneurs Fund L.P.

Granite Global Ventures III L.L.C.

Scott B. Bonham

Hany M. Nada

Thomas K. Ng

Jixun Foo

Glenn Solomon

Jenny Lee

Fumin Zhuo

Jessie Jin

Item 2(b).	Address of Principal Business Office:

GGV Capital

2494 Sand Hill Road, Suite 100

Menlo Park, California 94025

United States of America

Item 2(c).	Citizenship or Place of Organization:

Name	Citizenship or Place of Organization
1. Granite Global Ventures III L.P.	Delaware, United States of America
2. GGV III Entrepreneurs Fund L.P.	Delaware, United States of America
3. Granite Global Ventures III L.L.C.	Delaware, United States of America
4. Scott B. Bonham	Canada
5. Hany M. Nada	United States of America
6. Thomas K. Ng	United States of America
7. Jixun Foo	Singapore
8. Glenn Solomon	United States of America
9. Jenny Lee	Singapore
10. Fumin Zhuo	People’s Republic of China
11. Jessie Jin	People’s Republic of China

CUSIP No. 23703Q 10 4	13G

Item 2(d).	Title of Class of Securities:

American Depository Shares.

Item 2(e).	CUSIP Number:

23703Q 10 4

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

Item 4(a).	Amount Beneficially Owned:

Item 4(b).	Percent of Class:

Item 4(c).	Number of shares as to which such persons have:

The following information with respect to the ownership of the ADS of the Issuer by the Reporting Persons filing this statement on Schedule 13G as of December 31, 2012:

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power (1)	Sole Dispositive Power	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1, 3)
Granite Global Ventures III L.P.	467,818	0	475,424	0	475,424	475,424	6.8%
GGV III Entrepreneurs Fund L.P.	7,606	0	475,424	0	475,424	475,424	6.8%
Granite Global Ventures III L.L.C. (2)	0	0	475,424	0	475,424	475,424	6.8%
Scott B. Bonham (2)	0	0	475,424	0	475,424	475,424	6.8%
Hany M. Nada (2)	0	0	475,424	0	475,424	475,424	6.8%
Thomas K. Ng (2)	0	0	475,424	0	475,424	475,424	6.8%
Jixun Foo (2)	0	0	475,424	0	475,424	475,424	6.8%
Glenn Solomon (2)	0	0	475,424	0	475,424	475,424	6.8%
Jenny Lee (2)	0	0	475,424	0	475,424	475,424	6.8%
Fumin Zhuo (2, 4)	1,200	1,200	475,424	1,200	475,424	476,624	6.8%
Jessie Jin (2)	0	0	475,424	0	475,424	475,424	6.8%

(1)	Represents the number of ADS currently held by the Reporting Persons.
(2)	Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 7,017,396 ADS of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2012.
(4)	Mr. Zhuo, who serves as on the Board of Directors of the Issuer, has options to purchase 4,000 shares of ADS representing 100,000 ordinary shares of the Issuer’s Common Stock (the “Option Shares”). The Option Shares were granted on January 9, 2012 (“Vesting Commencement Date”). Thirty percent (30%) of the Option Shares will vest one (1) year following the Vesting Commencement Date, thirty percent (30%) of the Option Shares will vest two (2) years following the Vesting Commencement Date and the remaining forty percent (40%) will vest three (3) years following the Vesting Commencement Date.

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

CUSIP No. 23703Q 10 4	13G

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

Not applicable.

CUSIP No. 23703Q 10 4	13G

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2013

GRANITE GLOBAL VENTURES III L.P.
GGV III ENTREPRENEURS FUND L.P.
BY: GRANITE GLOBAL VENTURES III L.L.C.
ITS: GENERAL PARTNER

By:	/s/ Hany M. Nada
Hany M. Nada
Managing Director

GRANITE GLOBAL VENTURES III L.L.C.

By:	/s/ Hany M. Nada
Hany M. Nada
Managing Director

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Scott B. Bonham

/s/ Hany M. Nada
Hany M. Nada

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Thomas K. Ng

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Jixun Foo

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Glenn Solomon

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Jenny Lee

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Fumin Zhuo

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Jessie Jin

Exhibit(s):

Exhibit 99.1: Joint Filing Statement